Exhibit 99.1

For Release
December 2, 2013
1:00 p.m. PST

On Assignment Announces Two Acquisitions,
Sale of its Allied Healthcare Unit and Updated Q4 Estimates

CALABASAS, Calif., December 2, 2013 – On Assignment, Inc. (NYSE: ASGN), a leading global provider of diversified professional staffing solutions, today announced the following transactions: a definitive agreement to acquire CyberCoders Holdings, Inc., a leading national permanent placement recruiting firm; the acquisition of Whitaker Medical, LLC, a leading physician staffing firm; and the sale of its Allied Healthcare business unit to Cross Country Healthcare, Inc. (NASDAQ:CCRN), a company that specializes in healthcare staffing. The Company also updated its estimates for the fourth quarter of 2013.

Highlights:

•	Entered into a definitive agreement to acquire CyberCoders Holdings, Inc., a technology-enabled permanent placement recruiting firm, for $94 million in cash and an earn-out opportunity of $11 million.

•	Completed acquisition of Whitaker Medical, LLC, a physician staffing firm, for $17.1 million in cash and an earn-out opportunity of $5 million.

•	Completed sale of the Allied Healthcare unit for $28.7 million. Operating results of this unit will be treated as discontinued operations.

•	Updated Q4 estimates to reflect the two acquisitions, the sale of Allied Healthcare and recent operating developments.

“These transactions are all part of our publicly stated drive to strategically grow the Company and solidify our position as a top player in the markets we serve,” said Peter T. Dameris, On Assignment’s President and Chief Executive Officer. “We are constantly evaluating our business mix and service offerings to ensure that we thoroughly understand the ever-changing demand and service delivery trends in the professional staffing industry. By doing this, we can not only better meet the needs of our customers, but also create the best opportunities for our employees and put the Company in the strongest position possible for the long-term benefit of our stockholders.”

Acquisition of CyberCoders Holdings, Inc.

On November 25, 2013, the Company entered into a definitive agreement to purchase CyberCoders Holdings, Inc. (“CyberCoders”), a leading technology-enabled national permanent placement recruiting firm, for $94 million in cash and up to an additional $11 million based on future operating performance. The acquisition is expected to close in early

December. The purchase price will be funded out of cash on hand and borrowings under the Company’s revolving credit facility.

Estimated 2013 revenues for CyberCoders are $55 million with an EBITDA margin of approximately 25 percent. The inclusion of CyberCoders will increase the Company’s mix of permanent placement revenues to over 4.5 percent of consolidated revenues (currently at 1.7 percent) and result in an expansion of 175 to 200 basis points in consolidated gross margin and 50 basis points in Adjusted EBITDA margin (a non-GAAP term defined below). The Company believes CyberCoders’ growth rate in 2014 will be in the high teens.

CyberCoders is based in Irvine, California with additional offices in Los Angeles, Boston and New York. Its dedicated team of over 200 recruiters utilizes innovative and proprietary technology to place middle and senior level professionals with IT, healthcare and life sciences skills in permanent positions.

CyberCoders will become a division of On Assignment and continue to operate under the CyberCoders brand name. Heidi Golledge, CyberCoders’ Founder and Chief Executive Officer, and Matt Miller, Chief Technology Officer, will continue to oversee the day-to-day operations of the business. Golledge will report to On Assignment’s Chief Operating Officer Michael McGowan.

“CyberCoders has an impressive track record of consistent revenue growth and high margins,” said Dameris. “The success of the company is a testament to its talented management team, its unique culture which motivates its dedicated and hardworking recruiters, and technology-based business model. All of which we will be able to leverage as we seek to expand our activities in the attractive permanent placement marketplace. We believe that On Assignment’s more than 600-person sales team will accelerate CyberCoders’ growth by sharing with them the permanent placement leads that come through our Apex, Oxford, Healthcare and Life Sciences divisions. These are leads that historically we have not pursued or aggressively worked on, and are not easily filled by our existing staff.

“Because we are putting together two complementary businesses, there is very little integration risk and therefore we expect CyberCoders’ transition to On Assignment to be a smooth one,” Dameris continued. “The acquisition will also allow us to better serve our customers since we will now be able to not only meet their staff augmentation needs, but also provide them with permanent placement services on a contingent basis. As a result, we believe that CyberCoders complements our current service offerings across all the On Assignment divisions quite well.”

Acquisition of Whitaker Medical, LLC

On December 2, 2013, the Company acquired Whitaker Medical, LLC (“Whitaker”), a physician staffing business based in Houston, Texas, for $17.1 million in cash at closing and up to an additional $5 million based on future operating performance. The purchase price was paid out of cash on hand.

Estimated 2013 revenues for Whitaker are approximately $27 million. Whitaker is expected to grow above the growth rate for the physician staffing industry and its margins are comparable to the Company’s legacy physician staffing business.

Whitaker provides experienced health practitioners across a wide variety of subspecialties to medical facilities across the country and has been in business for more than 20 years. Whitaker also has offices in Atlanta, Austin, and Huntsville, Alabama. Whitaker will become a part of the Company’s VISTA Staffing Solutions business, making VISTA the fourth largest physician staffing practice in the United States with combined pro forma 2013 revenues of over $130 million.

“We are also very fortunate to have Whitaker join the On Assignment family,” said Dameris. “Whitaker’s concentration on the primary care market and geographic locations in the south are highly complementary to VISTA’s existing physician staffing business. In addition to their focus on physician staffing, Whitaker possesses strong expertise in advanced practice, including physician assistants, nurse anesthetists and nurse practitioners, which we believe to be one of the fastest growing segments in healthcare staffing.”

Sale of Allied Healthcare Unit

On Assignment also announced the sale of certain operating assets of its Allied Healthcare division (“Allied Unit”) to a subsidiary of Cross Country Healthcare, Inc. for $28.7 million in cash. The Company will retain the working capital of the Allied Unit, which is approximately $3.6 million. The Allied Unit accounted for approximately 2.5 percent of the Company’s consolidated revenues and Adjusted EBITDA for the nine months ended September 30, 2013. As a result of the sale, the operating results of the Allied Unit will be reported as discontinued operations. The Condensed Consolidated Statements of Operations and Comprehensive Income presented below have been retroactively restated to report the Allied Unit as discontinued operations. Excluded from the sale of the Allied Unit is the Company’s Health Information Management practice, which will become part of Oxford’s Healthcare IT group.

“As we evaluated the allied healthcare staffing market, it became clear to us that it would be difficult to get this business unit, which is a tremendous asset and performs important and high-quality work, to the scale they need to be at On Assignment,” Dameris said. “We felt that Cross Country, which has a larger share of this market and deeper penetration into acute care facilities, can grow this business and allow it to flourish and would therefore be a better home for our employees and the unit.”

Pro Forma Financial Estimates for Q4 2013

On Assignment is providing pro forma financial estimates from continuing operations for the fourth quarter of 2013. These pro forma financial estimates exclude the operating results of the Allied Unit (which will be treated as discontinued operations) and include the operating results of CyberCoders and Whitaker as if those acquisitions had occurred at the beginning of the fourth quarter. These estimates do not include any acquisition-related costs or strategic planning expenses. Estimated revenues and EBITDA of the Allied Unit for the fourth quarter are approximately $10.9 million and $0.9 million, respectively, which were included in the Company’s previously-announced Q4 financial estimates. Estimated revenues and EBITDA of the two acquisitions on a pro forma basis for the fourth quarter are approximately $20.0 million and $4.0 million, respectively.

	Previously-Announced		Pro Forma
(in millions, except per share amounts)	Q4 Financial Estimates		Q4 Financial Estimates
	From	To	From	To
Revenues	$429.0	$433.0	$433.0	$436.0
Gross Margin	29.8%	30.1%	31.8%	32.1%
SG&A Expenses	$90.0	$91.0	$96.0	$97.0
Amortization of Intangible Assets	$5.2	$5.2	$6.5	$6.5
Adjusted EBITDA	$44.0	$46.0	$48.0	$50.0
Effective Tax Rate	41.5%	41.5%	41.5%	41.5%
Income from Continuing Operations	$17.2	$18.3	$18.3	$19.5
Income per Diluted Share	$0.31	$0.33	$0.33	$0.36
Adjusted Income per Diluted Share	$0.46	$0.48	$0.50	$0.52
Diluted shares outstanding	54.7	54.7	54.7	54.7

SG&A Expenses include:
Equity-based compensation expense	$3.9	$3.9	$3.9	$3.9
Depreciation	$2.4	$2.4	$2.7	$2.7

Updated Financial Estimates for Q4 2013

The financial estimates below reflect operating results from continuing operations for the fourth quarter. Accordingly, these financial estimates exclude the operating results of the Allied Unit (which will be reported as discontinued operations) and include the operating results of the two acquired businesses from the date of acquisition through the end of the quarter. These estimates do not include any acquisition-related costs or strategic planning expenses. Estimated revenues and EBITDA of the Allied Unit for the fourth quarter are approximately $10.9 million and $0.9 million, respectively, which were included in the previously-announced Q4 financial estimates, but are not included in the revised estimates as those results will be reported as discontinued operations. The estimates below include revenues of $4.0 to $6.0 million from the acquisitions and estimated EBITDA of $0.7 million to $1.0 million from the acquisitions, which assume Whitaker’s operating results will be included for the full month of December and CyberCoders for the last 3.5 weeks of December.

The differences between the pro forma financial estimates in the table above and the revised financial estimates below relate to the extent the operating results of the two acquisitions are included in the respective financial estimates. The pro forma financial estimates above include the operating results of the acquisitions for the entire fourth quarter, whereas the revised financial estimates below include the operating results of the acquisitions from the date of acquisition through the end of the quarter (i.e., the month of December for Whitaker and the last 3.5 weeks of December for CyberCoders).

•	Revenues of $418 to $422 million

•	Gross margin of 30.5 to 30.7 percent

•	SG&A (excludes amortization of intangible assets) of $88.0 to $89.0 million (includes $2.5 million in depreciation and $3.9 million in equity-based compensation)

•	Amortization of intangible assets of $5.6 million

•	Adjusted EBITDA of $45.5 million to $46.5 million

•	Effective tax rate of 41.5 percent

•	Income from continuing operations of $17.0 to $18.2

•	Income from continuing operations of $0.31 to $0.33 per diluted share

•	Adjusted income from continuing operations of $0.46 to $0.48 per diluted share

•	Diluted shares outstanding of 54.7 million

The pro forma and revised financial estimates also reflect adjustments to the Company’s Q4 2013 financial estimates for its other operating units based on actual results through October and revised estimates for November and December. The current revenue estimate for these units is below our previously-announced estimates with no appreciable change in Adjusted EBITDA or income from continuing operations. The downward revision in revenues mainly related to Oxford and was due a number of factors, including, (i) the effects of the loss of Oxford’s largest customer in Q3 (which accounted for $5.9 million in revenues in Q4 of 2012 and $2.6 million in Q3 of 2013), (ii) a higher than expected sequential drop in revenues from Oxford’s Healthcare IT Group as spending on a number of projects have been slowed or delayed until Q1 of 2014, (iii) slower than expected growth in new practices and disciplines and (iv) fewer than expected billing days based on recent client feedback on planned shutdowns over the Christmas and New Year’s holidays.

Conference Call

On Assignment will hold a conference call today at 5:00 p.m. EST to discuss this announcement. The dial-in number is 800-707-9573 (+1-612-288-0318 for callers outside the United States) and the conference ID number is 310827. Participants should dial in ten minutes before the call. A replay of the conference call will be available beginning today at 7:00 p.m. EST and ending at midnight EST on December 17, 2013. The access number for the replay is 800-475-6701 (+1-320-365-3844 for callers outside the United States) and the conference ID number.

This call is being webcast by Thomson/CCBN and can be accessed via On Assignment's web site at www.onassignment.com. Individual investors can also listen at Thomson/CCBN’s site at www.fulldisclosure.com or by visiting any of the investor sites in Thomson/CCBN’s Individual Investor Network.

About On Assignment

On Assignment, Inc. (NYSE: ASGN), is a leading global provider of in-demand, skilled professionals in the growing technology, healthcare and life sciences sectors, where quality people are the key to success. The Company goes beyond matching résumés with job descriptions to match people they know into positions they understand for temporary, contract-to-hire, and direct hire assignments. Clients recognize On Assignment for their quality candidates, quick response, and successful assignments. Professionals think of On Assignment as career-building partners with the depth and breadth of experience to help them reach their goals.

On Assignment was founded in 1985 and went public in 1992. The Company, which is headquartered in Calabasas, California, operates through a network of approximately 130 branch offices throughout the United States, Canada, United Kingdom, the Netherlands, Ireland and Belgium. Additionally, physician placements are made in Australia and New Zealand. To learn more, visit http://www.onassignment.com.

Reasons for Presentation of Non-GAAP Financial Measures
Statements in this release include non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of our current financial performance. Such measures also are used to determine a portion of the compensation for some of our executives and employees. We believe the non-GAAP financial measures provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters. One of the non-GAAP financial measures presented is EBITDA (earnings before interest, taxes, depreciation, and amortization of identifiable intangible assets), other terms include Adjusted EBITDA (EBITDA plus equity-based compensation expense, impairment charges, write-off of loan fees, acquisition-related expenses and strategic planning costs) and Non-GAAP Income from Continuing Operations (Income from continuing operations, plus acquisition-related expenses, deferred financing fees written-off and strategic planning costs, net of tax) and Adjusted Income from Continuing Operations and related per share amounts. These terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. The financial statement tables that accompany this press release include reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Safe Harbor
Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding the Company's anticipated financial and operating performance in 2013. All statements in this release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results might differ materially. In particular, the Company makes no assurances that the estimates (including pro forma) of revenues, gross margin, SG&A, Adjusted EBITDA, income from continuing operations, adjusted income from continuing operations, earnings per share or earnings per diluted share set forth above will be achieved. Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining temporary staffing clients, the availability of qualified temporary professionals, management of our growth, continued performance of our enterprise-wide information systems, the integration and operation of our acquired businesses, and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on March 18, 2013, our report on Form 8-K filed with the SEC on June 13, 2013, and our Forms 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013 as filed with the SEC on May 9, 2013, August 2, 2013, and November 5, 2013, respectively. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

For More Information Contact:
Media Inquiries:

Mickey Mandelbaum
Maya Pogoda
(310) 785-0810
mickey@muirfieldpartners.com
maya@muirfieldpartners.com

Investor Inquiries:

Ed Pierce
Chief Financial Officer
(818) 878-7900

ON ASSIGNMENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPRENHENSIVE INCOME
FOR EACH OF THE THREE-MONTH PERIODS IN THE NINE MONTHS ENDED SEPTEMBER 30, 2013 (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended
	Mar. 31	June 30	Sept. 30
Revenues	$379,044	$407,864	$421,491
Cost of services	268,933	286,532	294,281
Gross profit	110,111	121,332	127,210
Selling, general and administrative expenses	81,877	84,282	86,329
Amortization of intangible assets	5,379	5,275	5,199
Operating income	22,855	31,775	35,682
Interest expense	(5,096)	(4,081)	(3,257)
Write-off of deferred loan costs	-	(14,958)	-
Income from continuing operations before income taxes	17,759	12,736	32,425
Provision for income taxes	7,543	5,493	12,954
Net income from continuing operations	10,216	7,243	19,471
Gain on sale of discontinued operations, net of tax	14,412	-	-
Income (loss) from discontinued operations, net of tax	(15)	96	679
Net Income	$24,613	$7,339	$20,150

Basic earnings per common share:
Income from continuing operations	$0.19	$0.14	$0.36
Income from discontinued operations	0.27	-	0.02
Net Income	$0.46	$0.14	$0.38

Diluted earnings per common share:
Income from continuing operations	$0.19	$0.13	$0.36
Income from discontinued operations	0.27	0.01	0.01
Net Income	$0.46	$0.14	$0.37

Number of shares and share equivalents used to calculate
earnings per share:
Basic	53,046	53,378	53,620
Diluted	54,036	54,327	54,624

Reconciliation of net income to comprehensive income:
Net income	$24,613	$7,339	$20,150
Changes in fair value of derivative, net	67	76	29
Foreign currency translation adjustment	(1,259)	403	1,504
Comprehensive income	$23,421	$7,818	$21,683

ON ASSIGNMENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPRENHENSIVE INCOME
FOR EACH OF THE THREE-MONTH PERIODS IN THE YEAR ENDED DECEMBER 31, 2012 (UNAUDITED)
AND THE YEAR ENDED DECEMBER 31, 2012
(in thousands, except per share amounts)

	Three Months Ended				Year Ended
	Mar. 31	June 30	Sept. 30	Dec. 31	Dec. 31
Revenues	$148,277	$256,386	$363,882	$369,441	$1,137,986
Cost of services	98,160	174,877	251,669	257,387	782,093
Gross profit	50,117	81,509	112,213	112,054	355,893
Selling, general and administrative expenses	40,530	63,063	75,184	77,919	256,696
Amortization of intangible assets	634	3,884	6,679	6,819	18,016
Operating income	8,953	14,562	30,350	27,316	81,181
Interest expense	(701)	(3,840)	(5,787)	(5,440)	(15,768)
Write-off of deferred loan costs	-	(813)	-	-	(813)
Income from continuing operations before income taxes	8,252	9,909	24,563	21,876	64,600
Provision for income taxes	3,461	4,323	10,485	9,872	28,141
Net income from continuing operations	4,791	5,586	14,078	12,004	36,459
Income from discontinued operations, net of tax	592	1,976	1,425	2,201	6,194
Net Income	$5,383	$7,562	$15,503	$14,205	$42,653

Basic earnings per common share:
Income from continuing operations	$0.13	$0.12	$0.27	$0.23	$0.78
Income from discontinued operations	0.01	0.05	0.03	0.04	0.13
Net Income	$0.14	$0.17	$0.30	$0.27	$0.91

Diluted earnings per common share:
Income from continuing operations	$0.13	$0.12	$0.26	$0.22	$0.76
Income from discontinued operations	0.01	0.04	0.03	0.04	0.13
Net Income	$0.14	$0.16	$0.29	$0.26	$0.89

Number of shares and share equivalents used to calculate
earnings per share:
Basic	37,269	44,852	52,131	52,581	46,739
Diluted	38,154	45,879	53,162	53,680	47,826

Reconciliation of net income to comprehensive income:
Net income	$5,383	$7,562	$15,503	$14,205	$42,653
Changes in fair value of derivative, net	-	39	(93)	33	(21)
Foreign currency translation adjustment	1,097	(1,767)	776	748	854
Comprehensive income	$6,480	$5,834	$16,186	$14,986	$43,486